Exhibit 10.1

December 31, 2024

Oncotelic Therapeutics, Inc.

Vuong Trieu

29397 Agoura Rd, Suite 107

Agoura Hills, CA 91301

Dear Vuong:

This letter, together with the previously executed binding term sheet dated April 26, 2024 (the “Term Sheet”) and attached hereto, which set forth our mutual understanding regarding a possible business relationship referred to as the “Transaction” between Mosaic ImmunoEngineering, Inc., a Delaware corporation (“Mosaic”) and Oncotelic Therapeutics, Inc., a Delaware corporation (“Oncotelic”).

Whereas, the Term Sheet was set to expire on December 31, 2024, as amended;

Whereas, the parties are still completing due diligence and definitive agreements; and

Whereas, the parties recommend extending the expiration date of the possible Transaction to no later than June 30, 2025.

Now therefore, the parties hereby agree to replace and restate the first paragraph of the section titled “Expiration and Conditions” to read as follows:

“This Term Sheet shall be considered binding and shall expire on the earlier of (1) the execution and delivery of mutually acceptable definitive agreements for the Transaction or (2) June 30, 2025. In addition, the execution of definitive agreements and the consummation of the Transaction on the terms set forth in the Term Sheet is subject to the following conditions:”

Nothing else in the Term Sheet shall be modified and all other terms contained in the Term Sheet shall remain as is.

Very truly yours,

MOSAIC IMMUNOENGINEERING, INC.

/s/ Steven King
Steven King
President and CEO

The foregoing is hereby
Agreed to and accepted:

ONCOTELIC THERAPEUTICS, INC.

By /s/Vuong Trieu

Its     CEO

Date     12/31/2024